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As filed with the Securities and Exchange Commission on December 15, 2000

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBALMEDIA.COM
(Exact name of registrant as specified in its charter)

NEVADA (State or Other Jurisdiction of Incorporation or Organization)	91-1842480 (I.R.S. Employer Identification Number)

400 Robson Street
Vancouver, British Columbia
Canada V6B 2B4
(604) 688-9994
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Barr Potter, President
GlobalMedia.com
400 Robson Street
Vancouver, British Columbia
Canada V6B 2B4
(604) 688-9994
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:
Eugenie D. Mansfield, Esq.
Craig W. Palm, Esq.
Davis Wright Tremaine LLP
1501 Fourth Avenue, Suite 2600
Seattle, WA 98101-1688
(206) 622-3150

Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title Of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Registration Fee

Common Stock	2,082,429	$0.1719(1)	$357,969.55(1)	$94.50

Common Stock Issuable Under Warrants	2,000,000	$3.60	$7,200,000(2)	$1,900.80

Total	4,082,429	—	$7,557,969.55	$1,995.30

(1)
Based on the average of the reported high and low prices of the common stock reported on the Nasdaq National Market on December 13, 2000, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.
(2)
Based on the 2,000,000 shares issuable under the warrants multiplied by the $3.60 exercise price per share.

   The registrant agrees to the delay of this registration statement's effective date until (a) it files an amendment specifically stating that this registration statement will become effective in accordance with Section 8(a) of the Securities Act of 1933, or (b) such date as the Securities and Exchange Commission declares the registration statement effective, pursuant to Section 8(a).

Subject To Completion. December 15, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

4,082,429 Shares

GLOBALMEDIA.COM

COMMON STOCK

GLOBALMEDIA.COM 400 Robson Street Vancouver, British Columbia Canada V6B 2B4	We have prepared this prospectus to allow the selling stockholders to sell from time to time up to 4,082,429 shares of our common stock which they currently hold.
We have registered the shares of common stock which may be sold by the selling stockholders pursuant to this prospectus by filing a registration statement with the Securities and Exchange Commission using a "shelf" registration process. This process allows the selling stockholders to sell their shares of common stock over a period of time and in varying amounts. We expect that the selling stockholders will sell their shares of common stock from time to time as described under "Plan of Distribution."
Selling Stockholders: See page 18 for the names of the selling stockholders.
Trading Market and Symbol: Nasdaq National Market—"GLMC"
Recent Price: On December 13, 2000, the last reported sales price of our common stock on the Nasdaq National Market was $.1563 per share.

    Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December  , 2000

    "GlobalMedia," "globalmedia.com," "store.globalmedia.com," "GlobalMedia Network," "GlobalMedia Broadcast Network," "indieaudio.com," "globalmediacorp.com" and "gmcorp.net" are trademarks and service marks of GlobalMedia.com. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners. Except as otherwise required by the context, all references in this prospectus to (a) "we," "us," "our," or "GlobalMedia" refer to the consolidated operations of GlobalMedia.com (formerly known as Global Media Corp.), a Nevada corporation, and its wholly-owned subsidiaries, Westcoast Wireless Cable Ltd. and Global Media (Canada) Entertainment Corporation, (b) "you" refers to prospective investors in our common stock, (c) the "Web" refers to the World Wide Web and (d) "our site" refers to our Web site at www.globalmedia.com.

    This prospectus includes statistical data regarding us and the Internet industry. Such data are based on our records or are taken or derived from information published by various sources, including International Data Corporation.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information which we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below:

(1)
Our Annual Report on Form 10-KSB for the year ended July 31, 2000, filed with the SEC on November 14, 2000, as amended by the Form 10-KSB/A filed with the SEC on December 14, 2000.

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(2)
Our Current Report on Form 8-K filed August 18, 2000, as amended by Form 8-K/A filed on October 17, 2000.

(3)
Our Quarterly Report on Form 10-QSB for the quarter ended October 31, 2000, filed with the SEC on December 15, 2000

(4)
The description of our common stock contained in our registration statement on Form 10-SB filed December 12, 1997, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings, at no cost, by calling us at (604) 688-9994 or writing to us at the following address:

GlobalMedia.com
Attn.: Secretary
400 Robson Street
Vancouver, British Columbia
V6B 2B4 Canada

    All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents. You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under the heading "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases. No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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PROSPECTUS SUMMARY

    This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the section entitled "Risk Factors" as well as the information incorporated by reference into this prospectus. This prospectus contains certain forward-looking statements and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. See "Cautionary Note Regarding Forward-Looking Statements."

Overview

    We offer an award-winning streaming media broadcast solution to radio and other content providers and Internet sites through our network associate program. The centerpiece of our broadcast network solution is the GlobalMedia.com Player, a streaming media player built for us by RealNetworks, Inc. and further developed by us.

    The GlobalMedia.com Player enables Internet users to experience multimedia content streamed over the Internet. Using our media player, Internet users can stream live and simulated live audio, video and other multimedia content such as radio feeds from our 15 proprietary simulated live music stations and from the stations of each of our broadcast associates. Our media player also allows our network associates to display, within the player, information about an associate or the associate's content, as well as optional features such as games and trivia.

    We also provide e-commerce solutions that can be integrated with our broadcast solution. We sell music CDs and cassettes, home videos and digital video discs (DVDs), books and other entertainment products through our own online store and through the private-label storefronts that we create for network associates in our GlobalMedia.com network associate program. Visitors to a network associate's Web site can place merchandise orders from the storefront on that site, which we then process through our e-commerce back-end solution and fulfill through our fulfillment partners.

    We launched our broadcast network with the beta version of our media player in October 1999, and incorporated the commercial version into our broadcast network in January 2000. In April 2000, we added another feature to our broadcast network capabilities that allows the user to view pre-recorded videos on demand. In September 2000, we added a "now playing" feature to live broadcast associates that allows users to view details and purchasing information about content currently streaming through our media player. In October 2000, we added a beta version of a default button to RealNetwork's RealPlayer that accesses GlobalMedia.com from the RealPlayer. In November 2000, we implemented a pre-stream rich media advertising capability to our media player.

    We launched a beta version of our own e-commerce site in May 1999 and commercially launched our own online store in September 1999. We significantly revised our online store in November 1999 to offer greater functionality and ease of use. Our online store combines an extensive catalogue of music, books, videos and other entertainment products, with easy-to-use navigation and search capabilities and entertainment-focused content. Additionally, visitors can download the GlobalMedia.com Player for free.

Recent Events

    Magnitude Acquisition.  On August 3, 2000, we entered into an asset purchase agreement with Magnitude Network, Inc., under which we (a) acquired customer contracts, software, trademarks, domain names and web sites, and other tangible and intangible assets used in the online media and streaming solutions business of Magnitude, and (b) assumed certain of Magnitude's liabilities. We also licensed certain software and other intellectual property rights from Magnitude. In addition, Magnitude's parent corporation signed a non-solicitation agreement under which it agreed to refrain from soliciting customers we acquired in connection with the transaction, or our employees.

    Magnitude paid us $238,715 in cash to cover the transition costs and we issued Magnitude 2,082,429 shares of our common stock valued at $6,000,000, and a stock purchase warrant to acquire 2,000,000 shares of our common stock at an exercise price of $3.60. Of these shares, 416,485 are being held in escrow for twelve months to satisfy certain indemnity claims that may arise against Magnitude. We also granted Magnitude registration rights with regard to these shares. A Form S-3 registration statement, of which this prospectus is a part, was filed with the SEC on December 15, 2000.

    The contracts acquired by us from Magnitude have terms ranging from 5 to 48 months, during which time the customers of Magnitude will have the opportunity to convert to our network broadcast program. The Company is amortizing the acquisition cost of these contracts over their term. Most of these costs will need to be amortized over fiscal 2001.

    Standard Radio Financing.  On September 7, 2000, we sold to Standard Radio Inc., an existing investor, 1,388,888 shares of common stock for $1.80 per share and warrants to purchase up to 277,778 shares of common stock, for an aggregate purchase price of approximately $2,500,000 (the "Standard Offering"). The warrants have a per share exercise price of $2.25, which is 125% of the per share offering price in Standard Offering. If we raise a minimum of $7,500,000 on or before December 31, 2000, Standard has agreed to invest another $2,500,000 in us. However if that offering is made at a per share price that is less than the price in the Standard Offering, then the Company shall promptly issue to Standard additional shares based on a specified anti-dilution formula and shall adjust the exercise price of the warrants issued to Standard. As part of the transaction, we agreed to waive all of Standard's fees and expenses under our existing co-marketing agreement with Standard's current radio stations for three years, or so long as Standard continues to hold 2% or more of our issued and outstanding shares.

    Standard Radio/Jeff Mandelbaum Investment.  As of November 14, 2000, the Company entered into definitive share purchase agreements for $1 million in new investments from Standard Radio Inc., Gary Slaight, David Coriat and Lama Jama Investments LLC (Jeffrey Mandelbaum's investment entity) (the "Investors"). These agreements call for the Company to issue 2,285,714 common shares to the Investors. In connection with and the closing of this new investment, effective as of November 15, 2000, the following other agreements were entered into:

  •
  The Company and the Investors entered into a Registration Rights Agreement in which the Company agrees to register for resale the newly-issued shares and all other shares of the Company stock held by the Investors and Mr. Mandelbaum that are not otherwise registered.

  •
  The Company and Standard Radio entered into an amendment of the existing Private Placement Subscription Agreement between them, dated September 6, 2000, which repriced the shares sold under that agreement $0.4375 per share, causing the issuance of an additional 4,325,398 shares to Standard Radio.

  •
  The Company agreed to exchange the common stock purchase warrant, dated September 6, 2000, held by Standard Radio for an Amended Common Stock Purchase Warrant which reduces the exercise price from $1.80 to $0.4375 per share.

  •
  Mr. Metcalfe agreed to sell to Standard Radio, Mr. Slaight and Mr. Coriat an aggregate of 500,000 shares of Common Stock held by him, at $0.02 per share.

  •
  The Company agreed to grant Mr. Mandelbaum options to purchase 200,000 shares of common stock in exchange for his continued service as Chairman of the Board.

  •
  The Company, Mr. Mandelbaum and Mr. Metcalfe amended Mr. Mandelbaum's Executive Agreement to accelerate Mr. Metcalfe's sale of an additional 500,000 shares of Common Stock held by Mr. Metcalfe to Mr. Mandelbaum, at $0.02 per share. Mr. Mandelbaum and Mr. Metcalfe entered into a Share Purchase Agreement effecting that sale.

  •
  The Company, the Investors and Mr. Mandelbaum entered into a 180-day lock-up agreement with regard to all shares held by them.

  •
  Mr. Barta, Mr. Porter and Mr. Fuller resigned from the board as of the closing date and the board appointed Mr. Coriat to fill one of the vacancies.

    The Company initially agreed to grant fully vested options to purchase 228,572 shares of common stock to L. James Porter, in exchange for which Mr. Porter agreed (a) to exercise that option by November 17, 2000 for an aggregate exercise price of $100,000.25, and (b) that one-half of the shares issued would be held in escrow for 90 days after the closing date. This part of the financing transaction was subsequently waived by the Company and the Investors. As a result, these options were not granted to Mr. Porter, and he did not make the corresponding investment.

    Rose Glen Modification Agreement.  In connection with the Standard Radio/Mandelbaum Investment current financing, Rose Glen Capital Management, L.P. and RGC General Partner Corp. on behalf of RGC International Investors, LDC ("Rose Glen") have agreed in principal to certain concessions in regard to Rose Glen's existing preferred share position in the Company, which will be effective upon execution of a Modification Agreement between the Company and Rose Glen, as follows:

  •
  All of RGC's existing investment options and warrants to purchase Company common stock will be cancelled.

  •
  RGC will convert sufficient of the Company's Series A preferred shares held by RGC so that RGC holds 4.99% of the Company's outstanding common shares.

  •
  RGC will agree to modify the conversion price of its remaining Series A and Series B preferred shares such that 75% of its remaining preferred shares will be convertible at a fixed price of $0.4375 per share and only 25% will be convertible upon the original formula price, but will be subject to a $0.4375 per share conversion floor price.

Background

    We were incorporated in Nevada in April 1997 as Global Media Corp. In May 1997, we acquired Westcoast Wireless Cable Ltd., which marketed direct-to-home satellite broadcast hardware and programming services, from our controlling stockholder. However, in late 1997, a Canadian federal court prohibited the delivery of U.S.-based satellite programming in Canada, which had been a significant part of our business. As a result, we wound down our home satellite business and discontinued those operations completely in the fourth quarter of fiscal 1998. In October 1997, we began operating a call center, which provided investor relations services to U.S. and Canadian public companies. We discontinued those operations in the third quarter of fiscal 1999 after we adopted our e-commerce business plan. We changed our name to GlobalMedia.com in April, 2000.

    Our principal executive offices are located at 400 Robson Street, Vancouver, British Columbia, Canada V6B 2B4 and our telephone number is (604) 688-9994. We maintain our principal Web site at www.globalmedia.com.

INFORMATION CONTAINED ON OUR WEB SITES SHOULD NOT BE CONSIDERED A PART OF THIS PROSPECTUS.

RISK FACTORS

Note: In addition to reviewing other information in this prospectus and in our Annual Report on Form 10-KSB and other documents incorporated herein by reference, you should consider carefully the following risks before you decide to buy our common stock. We have described these risks and uncertainties under the following general categories: "Risks Related to Our Business," "Risks Related to the Internet Industry" and "Risks Related to this Offering and Our Common Stock." Our business, financial condition or results of operations could be materially and adversely affected by any of these or other risks. In that case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. You should also consider the risks and uncertainties associated with forward-looking statements included in this prospectus with respect to our plans, objectives, expectations, and intentions. See "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to Our Business

Our capital resources are limited and we need further capital.

    We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital only through December 31, 2000. We are actively working to raise additional capital or enter into a strategic arrangement in order to fund our current obligations and operating needs beyond that time. There is no assurance that additional funding will be available on terms favorable to us or at all.

We have a limited history of current operations.

    We have a limited operating history and are subject to the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. Our business strategy may be unsuccessful and we may be unable to refocus our business strategy in a cost-effective or timely manner, if at all. Our inability to successfully address these risks would cause significant harm to our business, financial condition and results of operations.

We have a history of losses and we expect losses for the near future.

    Since our inception, we have incurred significant losses, including losses from our discontinued operations. Since the third quarter of fiscal 1999, these losses have resulted primarily from costs related to developing our broadcasting and e-commerce solutions, developing or acquiring technologies to be used in our business, and general corporate overhead. We have generated limited revenues from our new operations. We expect to continue incurring net losses and negative operating cash flow through at least the first quarter of fiscal 2002. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater and it will take longer to achieve positive operating cash flow and profitability. We may never achieve or sustain profitability.

Our future revenues are unpredictable.

    Our revenues for the foreseeable future will derive primarily from advertising, streaming fees, design and implementation fees and product sales. Our revenues will depend primarily on the number of:

  •
  network associates to whom we provide solutions;

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  listeners on our simulated live stations and the stations of our network associates;

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  other visitors to our Web sites;

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  visitors that our network associates are able to attract to their stores; and

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  visitors to our and our network associates' sites who purchase our products.

    In addition, because the market for our services is relatively new and changing rapidly, it is difficult to predict future financial results. Our business expenditures are partially based on our predictions regarding certain developments for media delivery, Internet advertising, and consumer e-commerce. To the extent that these predictions prove inaccurate, our operating results may be negatively affected and fluctuate significantly. Because of these and other factors, we believe that period-to-period comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of investors and other market participants in some future periods, then our stock price may decline.

We have grown rapidly, and effectively managing our growth may be difficult.

    We have grown rapidly since adoption of our internet plan in third quarter 1999. To manage this growth and attract funding, we must recruit experienced management members and implement operational and financial systems and controls. We cannot be certain that we will be able to integrate new executives and other employees into our organization effectively. If we do not implement adequate systems and controls, recruit, integrate and retain necessary personnel or otherwise manage growth effectively, our business, results of operations and financial condition will be materially and adversely affected.

Acquisitions of technologies or businesses involve risks we may not adequately address.

    We recently concluded an acquisition of certain customer contracts for Web-related services, including streaming media services, from OnRadio.com and an acquisition of the online media and streaming solutions business of Magnitude Networks. The success of these transactions in increasing our revenues and providing other expected benefits to our business depends on our ability to integrate customers acquired in connection with these transactions into our business and on our ability to market and sell our own solutions and services to these customers. Until we do so, we will continue to provide certain services OnRadio.com and Magnitude had contracted to provide, partly through ongoing transitional relationships with OnRadio.com and Magnitude. We cannot provide any assurance that substantial numbers or any of the customers we acquired from OnRadio.com and Magnitude will enter into new agreements with us, that we will be able adequately provide the services under the contracts we acquired from OnRadio.com and Magnitude until the customers transition over to our solutions and enter into new agreements with us, or that even if substantial numbers or any of these acquired customers do enter into new contracts with us for our own solutions and services that the transaction will ultimately result in the benefits we expect it to provide. We also may consider other acquisitions from time to time. The OnRadio.com transaction and Magnitude acquisition, as well as any future acquisitions of technologies, businesses or other assets we consummate in the future, may involve various risks, including the following:

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  potentially dilutive issuances of equity securities to pay for acquisitions;

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  use of cash resources;

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  incurrence of contingent liabilities or assumption of known or unknown liabilities;

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  difficulties in assimilating operations, products, technologies, services and personnel of acquired companies;

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  diversion of management's attention from other business concerns;

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  impairment of relationships with our employees, advertisers, customers and content providers or those of  companies we may acquire; and

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  inability to maintain uniform standards, controls, procedures and policies.

    The failure to address financial and operational risks involved in acquisitions of technology, businesses or other assets could cause material harm to our business and negatively affect our financial condition and results of operations.

Consumers of entertainment merchandise may not accept our online solution.

    If a high volume of first-time and repeat customers are not attracted to the Web sites of our network associates and our online store at a reasonable cost, our business and operating results will be negatively affected. We may not be able to convert a large number of customers from traditional shopping methods to online shopping for CDs, videos, DVDs, books and other entertainment merchandise. Specific factors that could prevent widespread customer acceptance of our solution, and our ability to grow revenues, include:

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  shipping charges, which do not apply to shopping at traditional retailers of the merchandise we offer;

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  delivery time associated with Internet orders, as compared to the immediate receipt of products at a physical store;

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  lack of consumer awareness of our online store and those of our network associates;

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  customer concerns about the security of online transactions and the privacy of their personal information;

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  product damage incurred during shipping or shipments of wrong products from our fulfillment partners, resulting in a failure to establish customers' trust in buying items online;

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  delays in responses to customer inquiries or in deliveries to customers; and

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  difficulties in returning or exchanging orders.

We may not be able to compete successfully.

    The markets in which we are engaged are new, rapidly evolving and intensely competitive. Barriers to entry are relatively low but increasing. We may not be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or acquisitions that could adversely affect our business, results of operations and financial condition.

    We currently or potentially compete with a number of other companies. We compete with large, well-established Internet broadcasters such as Yahoo!Broadcast and BroadcastAmerica.com. We also compete with traditional physical retailers of entertainment merchandise, including large, well-established book, music and video stores such as Barnes & Noble, Inc., Borders Group, Inc., and Wherehouse Entertainment, Inc., and mass market retailers such as Wal-Mart Stores, Inc. In the market for online retailing of books, CDs, video cassettes and DVDs, we compete with large, well-established companies such as Amazon.com, Inc., Ubrandit.com, and CDNow, Inc.

    Certain of our competitors currently offer, either alone or through strategic relationships with other companies, a blend of multimedia content delivery and e-commerce services to the principal target market for our network associate program. Certain of our current competitors have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets, and significantly greater financial, marketing, technical and other resources than us. In addition, other online retailers may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Therefore, certain of our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies, and devote substantially more resources to Web site and systems development than us. Competitive pressures created by any one of these companies, or by our competitors collectively, may result in loss of market share and reduced operating margins, any of which could have a material adverse effect on our business, results of operations and financial condition.

We face the risk of systems interruptions and capacity constraints.

    The satisfactory performance, reliability and availability of our media player, online store, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. From time to time, we have experienced temporary system interruptions for a variety of reasons, including software bugs and lack of reliable integration between various elements of our systems and those of our vendors. We may not be able to correct any problem in a timely manner. Because we outsource certain aspects of our system and because some of the reasons for a systems interruption may be outside of our control, we also may not exercise sufficient control to remedy the problem quickly or at all. Any future system interruption that results in the unavailability of our media player or Web sites or reduced order fulfillment performance could result in negative publicity which would negatively affect our business.

    We commercially opened our online e-commerce solution in September 1999 and to the extent that customer traffic grows substantially, we may need to expand the capacity of our systems to accommodate a larger number of visitors. We may be required to add additional software and hardware and further develop and upgrade our existing technology, transaction-processing systems, network infrastructure and distribution capabilities to accommodate increased traffic on our site and those of our network associates and increased sales volume. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information.

We may not be successful in implementing our network associate program or our network associates may fail to attract significant numbers of customers.

    Our business and results of operations will depend in large part on the success of our network associate program. As of November 30, 2000, we had 128 network associate agreements in place, representing 78 unique broadcasters and 201 e-commerce stores. We have also recently acquired Web-services contacts for an additional 144 radio stations and streaming contracts for 68 radio stations from OnRadio, and Web-services and streaming contracts for an additional 112 stations from Magnitude Networks. However, there is no guarantee that our network associates will renew these contracts upon their expiration or that all of the contracts that we purchased from OnRadio.com and Magnitude will be successfully transitioned to our service.

    As of November 30, 2000, we have signed new contracts with seven of the OnRadio stations and 35 of the Magnitude stations, and are in the process of transitioning them to our platform. Not all of the remaining OnRadio and Magnitude contracts will successfully transition into our network associate program. To date the conversion of these contracts has been going slowly and we may need to commit significant resources to that effort in order to realize our investment in them.

    In order to attract and retain significant numbers of network associates, we must:

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  build a larger sales force to promote our network associate program, particularly to the radio and television industries;

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  successfully promote the benefits of our end-to-end streaming and e-commerce solutions to potential network associates; and

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  successfully compete against other companies that offer, or in the future may offer, similar e-commerce and content-delivery solutions, either on their own or through strategic relationships with other parties.

In addition, in order to retain our network associates:

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  our media player must function reliably and provide users with a compelling interactive experience;

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  our e-commerce system must work reliably and effectively with our network associates' own Web sites;

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  we must reliably fulfill orders of customers who purchase products through our network associates' storefronts;

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  we must provide a high level of customer service; and

  •
  our program must result in significant direct or indirect financial benefit to our network associates.

    We may face obstacles in signing up significantly larger numbers of network associates in the media industry, despite the appeal to radio and television stations of our private label e-commerce solution bundled with streaming media services. For example, Yahoo!Broadcast, a leading Internet broadcaster of radio, television and other multimedia content, has established relationships with hundreds of radio stations across the country, including stations in many of the top radio markets in the U.S., and can offer its streaming media customers some e-commerce solutions that are competitive to our own through strategic relationships with other companies. Because Yahoo!Broadcast has exclusive relationships with many of its streaming media customers, those customers may not be willing or able contractually to become our network associates.

    We intend to control our own marketing and promotion expenditures by relying on the marketing efforts of our network associates. Our business and results of operations may therefore suffer if our network associates are unsuccessful in attracting significant numbers of visitors to their Web sites. While we analyze our potential network associates' plans for increasing traffic to their Web sites, we have no control of the steps they actually take to attract visitors to their sites except to the extent that the network associates are contractually bound.

We depend significantly on our strategic relationships with RealNetworks and we have only a non-exclusive license to the technologies it has developed for us.

    We have entered into a number of transactions with RealNetworks which are important to our business, including:

  •
  a development agreement entered into in April 1999, under which RealNetworks developed and licenses our media player to us, and a related support and upgrade agreement entered into in January 2000;

  •
  a streaming media services agreement entered into in January 2000 and amended in June 2000, under which we have agreed, for a five year term, to use RealNetworks for streaming media services over the Real Broadcast Network; and

  •
  various marketing related agreements we entered into in the first quarter of fiscal 2000, including advertising and promotion agreements and other agreements pursuant to which we are provided a "channel" and a number of "presets" on the RealPlayer, which is RealNetworks' client media player that enables end-users to experience multimedia content.

    Our business depends to a significant extent on these relationships with RealNetworks. Our relationships with RealNetworks involve numerous risks. We do not own or have exclusive rights to the technology underlying the GlobalMedia.com player and RealNetworks therefore could license that technology to one or more of our existing or future competitors or could use that technology itself to launch competitive solutions. Our streaming media services agreement with RealNetworks obligates us to use RealNetworks' streaming media services and streaming media technologies on an exclusive basis until at least June 2001, except to the extent necessary to service customers we have or may acquire in certain acquisitions before December 31, 2000, who are using competitive streaming media technologies or service providers at the time of acquisition. This exclusivity limitation restricts our ability to develop and market streaming solutions based on other streaming technologies such as the Windows Media Player or to secure alternative streaming media services at potentially more favorable costs. In addition, we have paid RealNetworks significant sums under our contracts with them and we are not assured of receiving the expected benefits of those contracts, particularly in the case of our marketing-related agreements, which may fail to result in sufficient consumer traffic to our network to pay for the costs we incurred with RealNetworks under these agreements. Finally, any early termination of our agreements with RealNetworks as a result of our breach or otherwise could significantly disrupt our business and potentially result in claims against us by customers of our streaming media services.

We may fail to establish an effective internal sales organization to attract network associates.

    We believe that successful implementation of our network associate program will depend on our ability to establish an aggressive and effective internal sales organization. As of November 30, 2000, our internal sales team had 19 members. We may need to substantially increase this sales force in the future in order to execute our business plan. Our ability to increase our sales force involves a number of risks and uncertainties, including competition for employees and the length of time required for new sales employees to become productive.

We depend on our fulfillment partners; if they do not perform or our relationship with them is terminated, our business may suffer.

    To generate the significant customer traffic, volume of purchases and repeat purchases that we believe are crucial to obtaining sufficient revenues, we must develop and maintain customer trust in the timing and accuracy of our product deliveries. We currently carry no inventory of our own and depend on fulfillment partners for rapid order fulfillment. We currently purchase all of the merchandise we offer online from two fulfillment partners, Baker & Taylor, Inc. and the iFill division of Valley Media, Inc. We intend to enter into other fulfillment agreements to have alternative sources of supply and expand our product offerings. We may not be able to secure alternative fulfillment partners on acceptable terms in a timely manner, or at all. Negotiating and implementing relationships with additional fulfillment partners would take substantial time and resources. Our agreements with Baker & Taylor and Valley Media have one-year terms and renew on an annual basis for up to five succeeding years. However, each agreement can be terminated prior to the annual renewal date. We cannot be certain that our contracts with Baker & Taylor and Valley Media will be renewed or that either fulfillment partner will not terminate its agreement earlier for breach.

    Our ability to fulfill our customers' orders may be significantly hampered and our business will suffer major disruptions if Baker & Taylor, Valley Media, or any alternative fulfillment partners with whom we may establish relationships in the future:

  •
  fail to comply with federal, state and local regulations that apply to their performance of services for us;

  •
  breach or terminate their agreements with us;

  •
  suffer adverse developments that affect their ability to supply products to us, such as employee strikes, system crashes and inclement weather;

  •
  are unable or unwilling to supply products to us in sufficient quantities or in a timely manner; or

  •
  are unable or unwilling to ship products to any markets in which we have customers.

    Because we rely on third parties to fulfill orders, we depend on their systems for tracking inventory and financial data. In addition, our order fulfillment and distribution process requires us to cooperate extensively with our fulfillment partners with respect to the coordination of separate information technology systems. From time to time we have experienced problems relating to the integration of our systems with those of Baker & Taylor and Valley Media, which has affected our ability to timely fill customers' orders. While we have corrected these problems, we cannot ensure that any future problems will be resolved on a timely basis or at all. In addition, if we establish new fulfillment partner relationships, we cannot be sure that we will be able to integrate our respective information systems on a timely basis. If our fulfillment partners' systems fail or are unable to scale or adapt to changing needs, our ability to timely fill customers' orders may be hindered and we may not have adequate, accurate or timely inventory or financial information. Our failure to have adequate, accurate or timely inventory and financial information would harm our ability to manage our business effectively.

We rely heavily on third parties for essential business operations and may be adversely affected by disruptions or failures in service.

    We depend on third parties for important aspects of our business, including Internet access and Web hosting services, and new Web site features and content. We have limited control over these third parties, and we are not their only client. We may not be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Further, we cannot be certain that the quality of products and services that they provide will remain at levels needed to enable us to conduct our business effectively. We may not be able to renew agreements with third party vendors on current terms. Our dependence on third party vendors entails various risks, including:

  •
  our current vendors may not continue to provide services to us on current terms;

  •
  we may not be able to establish new or extend current vendor terms on a timely basis or at all; and

  •
  our vendors may not comply with federal, state and local regulations that apply to their performance of services for us.

    If we cannot develop and maintain relationships with vendors that allow us to obtain sufficient quantities of merchandise or necessary services on acceptable commercial terms or if our vendors fail to comply with applicable law, our business may be harmed.

    We also rely on third-party carriers for product shipments, including shipments to and from our fulfillment partners' distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with third-party carriers' ability to provide delivery services to meet our shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, and our business and results of operations.

Our systems and operations, and those of our vendors and distributors, are vulnerable to natural disasters, systems interruptions and other unexpected problems.

    Substantially all of our computer and communications hardware is located at our leased facilities in Vancouver, British Columbia, Canada, and our systems infrastructure is hosted at third-party hosting providers' facilities in Vancouver, British Columbia and Seattle, Washington. The continuing and uninterrupted performance of those systems is critical to our success. Our systems and operations and those of our hosting providers are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquakes and similar events. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Sustained or repeated system failures or interruptions of our site connection services would reduce the attractiveness of our site to customers, and could therefore have a material adverse effect on our business. Our fulfillment partners, including Baker & Taylor and Valley Media, may also face these risks.

    We depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our applications and services and harm our business.

    We retain confidential customer information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. A material security breach could damage our reputation or result in liability to us.

We depend on our key personnel to operate our business, and we may not be able to hire enough additional management and other personnel as our business grows.

    Our performance is substantially dependent on the continued services of our executive officers and other key employees, particularly Jeffrey Mandelbaum, our Chief Executive Officer, and Barr Potter, our President. The loss of the services of these executive officers could materially and adversely affect our business. We do not maintain key man insurance on any of our employees. Additionally, we believe that we will need to attract, retain and motivate talented management and other highly skilled employees, particularly those with technical backgrounds, to be successful. Competition for employees that possess knowledge of both the Internet industry and our target market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

We may not be able to adapt as Internet technologies and customer demands continue to evolve.

    To be successful, we must adapt to rapidly changing Internet technologies and continually enhance the features and services provided on our GlobalMedia.com player and Web sites, and to our network associates. We could incur substantial, unanticipated costs if we need to modify our media player, Web sites, software or infrastructure to incorporate new technologies demanded by our customers or our network associates. We may use new technologies ineffectively or we may fail to adapt our media player, Web sites, transaction-processing systems and network infrastructure to user requirements or emerging industry standards.

We may not be able to protect and enforce our trademarks, Web addresses and proprietary rights.

    We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and proprietary content. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

    We are in the process of filing Canadian and U.S. applications for trademark registration of "GlobalMedia.com," "GlobalMedia.com Network." We may be unable to secure such trademark registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby possibly leading to customer confusion. Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registrations, could negatively affect our business.

    Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States, Canada or other countries that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the regulatory agencies involved determine priority of rights to the trademarks. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results.

    Finally, to the extent that we operate internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States and Canada. Many countries have a "first-to-file" trademark registration system. As a result, we may be prevented from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademark. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

    We hold rights to various Web domain names, including "globalmedia.com." Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

We may be found to infringe upon the proprietary rights of others or face liability for content on our Web sites.

    Third parties may claim infringement by us with respect to past, current or future technologies and other proprietary rights. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all.

    Because we post our own content and content licensed from third parties on our sites, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we post. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication or distribution of content.

    Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business.

Risks Related to the Internet Industry

We are dependent on the continued development of the Internet infrastructure.

    Our industry is rapidly evolving. Our business would be adversely affected if Web usage, media delivery over the Internet, and e-commerce does not continue to grow. Growth in these areas may be inhibited for a number of reasons, including:

  •
  inadequate Internet infrastructure;

  •
  security concerns;

  •
  inconsistent quality of service;

  •
  unavailability of cost-effective, high-speed service; or

  •
  imposition of transactional or other taxes.

Our long-term success depends on the development of e-commerce and the market for streaming media services, which is uncertain.

    Our future revenues and profits depend substantially on the widespread acceptance and use of the Web as an effective medium of commerce by consumers, as well as the widespread acceptance of the Internet as a medium of broadcast by consumers and producers of audio, video and other multimedia content. Commercial use of the Internet as a broadcast medium is in its early stages. Demand for recently introduced services and products over the Web is subject to a high level of uncertainty. The development of the Web as a viable commercial marketplace or as a broadcast medium is subject to a number of factors, including the following:

  •
  buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

  •
  broadcasts of multimedia content on the Internet are generally of lower quality than broadcasts in traditional mediums and are subject to more frequent interruptions and packet loss;

  •
  radio listeners, television viewers and consumers of other multimedia content may be unwilling to shift their consumption of such content to the Internet or it may be more difficult to establish viable revenue streams from Internet broadcasts;

  •
  telecommunication services may not be sufficiently available or may change in ways that adversely affect e-commerce or streaming media services; and

  •
  adverse publicity and consumer concerns about the security of commerce transactions on the Internet could discourage its acceptance and growth.

Breaches of security on the Internet may slow the growth of e-commerce and subject us to liability.

    The need to securely transmit confidential information such as credit card and other personal information over the Internet has been a significant barrier to e-commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. To the extent that our activities or the activities of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. We may need to spend a great deal of money and use other resources to protect against the threat of security breaches or to alleviate problems caused by security breaches.

We face risks associated with government regulation of and legal uncertainties surrounding the Internet.

    Any new law or regulation pertaining to, or the application or interpretation of existing laws to, the Internet could increase our cost of doing business or otherwise adversely affect our business. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the

Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. Governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution more stringently than in the United States. This may affect our ability to conduct business internationally. We also may be subject to future regulation not specifically related to the Internet, including laws affecting direct marketers.

Risks Related to this Offering and Our Common Stock

Your holdings may be diluted in the future.

    Series A and B Preferred.  As of November 30, 2000, (a) 3,590 shares of our Series A and 5,000 shares of our Series B convertible preferred stock, having an aggregate stated value of $8,590,000, were outstanding, and (b) warrants to purchase 1,068,500 shares of common stock issued to the holders of the Series A and Series B convertible preferred stock were outstanding. Based on the conversion price in effect immediately prior to our filing of the registration statement declared effective on September 26, 2000, the total number of shares that we would have issued to the holders of the outstanding shares of Series A and Series B convertible preferred stock at that time had they converted the total number of such shares and exercised the related investment options in full would have been 11,940,742 shares. However, the actual number of shares that may be issued on conversion of the Series A and Series B convertible preferred stock and exercise of the related investment options may prove to be significantly greater in the event of a decrease in the trading price of our common stock. The warrants have a term of five years from the date of issuance at a price of $8.3475 for the 680,000 warrants issued with the Series A convertible preferred stock, and $7.0785 for the 388,500 warrants issued with the Series B convertible preferred stock. Purchasers of common stock could experience substantial dilution from the conversion of shares of Series A and B convertible preferred stock and exercise of related investment options and warrants, and such dilution could increase with decreases in the trading price of our common stock.

    Stock Options and Other Warrants.  As of November 30, 2000, 6,122,040 shares of common stock were reserved for issuance upon exercise of outstanding stock options granted under our stock option plans at exercise prices ranging from $0.438 to $8.00 per share, of which 3,601,143 are currently exercisable. In addition, at such date we had other warrants to purchase a total of 62,769 shares at an exercise price of $8.125 per share outstanding which are currently exercisable. Under agreements with a certain party that has acted as our financial advisor, we may be required to issue that party additional warrants as compensation under those agreements. Purchasers of common stock could experience substantial dilution of their investment upon exercise of stock options and warrants.

    Future Investment by Standard Radio.  On September 7, 2000, we sold to Standard Radio Inc., an existing investor, 1,388,888 shares of common stock for $1.80 per share and warrants to purchase up to 277,778 shares of common stock, for an aggregate purchase price of approximately $2,500,000 (the "Standard Offering"). The warrants have a per share exercise price of $2.25, which is 125% of the per share offering price in Standard Offering. If we raise a minimum of $7,500,000 on or before December 31, 2000, Standard has agreed to invest another $2,500,000 in us. However if that offering is made at a per share price that is less than the price in the Standard Offering, then the Company shall promptly issue to Standard additional shares based on a specified antidilution formula and shall adjust the exercise price of the warrants issued to Standard. As part of the transaction, we agreed to waive all of Standard's fees and expenses under our existing co-marketing agreement with Standard's current radio stations for three years, or so long as Standard continues to hold 2% or more of our issued and outstanding shares.

Shares eligible for future sale by our current stockholders may adversely affect our stock price.

    As of November 30, 2000, 37,149,808 shares of our common stock were outstanding. Of these outstanding shares, 9,327,742 were freely tradable without restriction. The remaining 27,822,066 shares are eligible for sale in the public markets within the limits of Rule 144 under the Securities Act. If our stockholders sell substantial amounts of our common stock in the public market in the future, then the market price of our common stock could fall. To date, we have had limited trading volume in our common stock. Sales of substantial amounts of common stock under Rule 144, the registration statement of which this prospectus is a part, our other registration statements or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

    Stock Options.  We have filed registration statements to register all shares of common stock issuable under our 1998 and 1999 stock option plans and intend to file a registration statement to register all shares of common stock issuable under our 2000 stock option plan. Consequently, shares issued upon exercise of stock options granted under those plans will be eligible for resale in the public market without restriction (except to the extent they are issued to our executive officers and directors). As of November 30, 2000, options covering a total of 6,122,040 shares, of which 3,601,143 were vested, were outstanding under these plans.

    Preferred Stock.  We filed a registration statement covering the resale of shares of common stock issuable upon conversion of the Series A convertible preferred stock, related investment options and warrants in 1999 and such registration statement is currently effective. We also filed a registration statement folding in the Series A transaction and covering the resale of shares issuable upon conversion of the Series B convertible preferred stock, related investment options and warrants, which was declared effective on September 26, 2000. Consequently, all such shares when issued are eligible for resale in the public market without restriction. Based on the conversion price in effect as of November 30, 2000, the total number of shares of common stock issuable upon conversion of the outstanding shares of Series A and Series B convertible preferred stock and exercise of the related investment options, and upon exercise of the related warrants, was 145,101,122 shares.

    OnRadio.com Shares.  In connection with our acquisition of certain assignable customer contracts from OnRadio.com in June 2000, we issued to OnRadio.com a total of 1,697,619 shares, of which 450,000 shares are being held in escrow to cover a purchase price adjustment which may be required if certain levels of customer attrition are exceeded during the 12 months period after the initial closing of this transaction. We also agreed to issue OnRadio.com up to an additional 600,000 shares in connection with our consummation of contractual relationships with certain sales prospects OnRadio.com agreed to transition over to us in connection with this transaction. Under our agreements with OnRadio.com, we filed a registration statement on October 16, 2000 which became effective on November 17, 2000, covering the shares we issued and may issue to them in connection with this transaction. Once this registration statement was declared effective, the shares issued to OnRadio.com were eligible for resale in the public market without restriction, except that OnRadio.com agreed to limitations on the number of shares it will sell determined by reference to the volume limitations under Rule 144(e).

    Magnitude Shares.  In connection with our acquisition of the online media and streaming solutions business of Magnitude Network, in August 2000, we issued a total of 2,082,429 shares (416,485 of which are being held in an escrow for twelve months to satisfy certain indemnity claims that may arise against Magnitude), and a stock purchase warrant to acquire 2,000,000 shares of our common stock at an exercise price of $3.60. Under our agreements with Magnitude and its corporate affiliates, we are required to file a registration statement, of which this prospectus is a part, covering the shares we issued and may issue to them in connection with this transaction. Once that registration statement is declared effective, the shares issued or issuable in connection with the Magnitude transaction will be eligible for resale in the public market under the following schedule:

  •
  2,000,000 shares will be eligible for resale immediately upon exercise of the Warrant,

  •
  260,303 shares will be eligible for resale immediately,

  •
  390,455 shares will be eligible for resale on February 3, 2001,

  •
  650,759 shares will be eligible for resale on May 3, 2001, and

  •
  780,911 shares will be eligible for resale on August 3, 2001.

We are controlled by officers, directors and their affiliates.

    As of November 30, 2000, executive officers, directors and entities affiliated with them, in the aggregate, beneficially owned approximately 40.8%, and Michael Metcalfe, our former Chairman, beneficially owned approximately 29.8%, of our outstanding shares of common stock. This group is able to substantially influence all matters requiring approval by our stockholders, including the election of directors, amendments to our articles of incorporation, and mergers or other business combination transactions. This group's substantial equity stake could also make us a much less attractive acquisition candidate to potential acquirers, because as a group they could have sufficient votes to prevent the approval or the tax-free treatment of an acquisition.

    If RGC were to retain the common shares issuable upon conversion or exercise of its preferred stock, investment options and warrants, it also would have such control. However, to date, RGC has immediately sold all shares of common stock it has received upon such conversion and exercises.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

    We are a Nevada corporation. The anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire or gain control of us, even if such a transaction would be beneficial to stockholders. Our articles of incorporation provide that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. Each of these factors could adversely affect the prevailing market price for our common stock.

Our common stock price is highly volatile.

    The market price of our common stock has been, and is likely to continue to be, highly volatile. In addition, the market for technology stocks has been extremely volatile. Purchasers of our common stock may not be able to resell their shares following periods of volatility because of the market's adverse reaction to volatility. The trading prices of many technology and Internet-related companies' stocks reached historical highs during 1999 and the first quarter of 2000, reflecting valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile, and since the first quarter of 2000 have recorded lows well below the historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices. Factors that could cause volatility in our stock price may include, among other things:

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  announcements by us or our competitors of technological innovations, significant contracts, new products or services offerings or enhancements;

  •
  changes in financial estimates or recommendations by securities analysts;

  •
  conditions or trends in the Internet industry;

  •
  changes in the market valuations of other Internet, streaming media, online services and software companies;

  •
  the addition or loss of strategic relationships or key vendors;

  •
  conditions or trends in the Internet, online commerce and media streaming markets;

  •
  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  additions or departures of key personnel;

  •
  sales of our common stock or other securities in the future;

  •
  fluctuations in stock market prices and volumes; and

  •
  general stock market conditions and conditions in the technology and Internet sectors in particular.

    Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the price at which investors bought our common stock. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business and results of operations.

USE OF PROCEEDS

    We will not receive any proceeds from the sale by the selling stockholders of common stock held by them and registered pursuant to the registration statement of which this prospectus is a part. We will receive the exercise price of the warrants if the warrants are exercised and anticipate using those funds for working capital.

SELLING STOCKHOLDERS

    This prospectus relates to the offering of shares of our common stock for resale by (1) Magnitude Network, Inc., and (2) its pledgees, donees, transferees or other successors in interest (collectively, the "selling stockholders"). All of the shares of common stock offered by this prospectus are being offered by the selling stockholders for their own accounts.

    The following table sets forth certain information with respect to the common stock beneficially owned by the selling stockholders as of the date of this prospectus and after the offering, assuming that all of the shares held by the selling shareholder are sold. The selling stockholders provided us the information included in the table below. To our knowledge, Magnitude Network, Inc. has sole voting and investment power over the shares of common stock offered for resale by it. No selling stockholder, to our knowledge, has had a material relationship with us during the last three years, except (a) for our transaction with Magnitude Network, Inc. described elsewhere in this prospectus, or (b) as an owner of our common stock or other securities.

				Beneficial Ownership of Common Stock After The Offering
	Beneficial Ownership of Common Stock Prior To The Offering
			Number of Shares To Be Sold Under This Prospectus
Selling Stockholder	Number of Shares			Number of Shares	Percent of Class
Magnitude Network, Inc.	4,082,429	(1)	4,082,429	0	0

(1)
Includes 2,000,000 common shares issuable under common stock purchase warrants.

PLAN OF DISTRIBUTION

    The shares being offered by the selling stockholders will be sold from time to time in one or more transactions, which may involve block transactions:

  •
  on the Nasdaq National Market or on such other market on which the common stock may from time to time be trading;

  •
  in privately-negotiated transactions;

  •
  through the writing of options on the shares;

  •
  short sales; or

  •
  any combination thereof.

    The sale price to the public may be:

  •
  the market price prevailing at the time of sale;

  •
  a price related to such prevailing market price;

  •
  at negotiated prices; or

  •
  such other price as the selling stockholders determine from time to time.

    The shares may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

    The selling stockholders may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

    The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

    The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

    We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    We believe that certain provisions of our articles of incorporation and bylaws will be useful to attract and retain qualified persons as directors and officers. Our articles of incorporation limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of unlawful distributions.

    There is no pending litigation or proceeding involving any of our directors, officers, associates or other agents to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate or other agent.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

    The validity of the issuance of common stock offered by this prospectus has been passed upon for us by Dennis Brovarone, Esq., of Westminster, Colorado.

EXPERTS

    Ernst & Young LLP, independent auditors, audited our consolidated financial statements included in our annual report on Form 10-KSB for the years ended July 31, 1999 and 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.

    Arthur Andersen, independent auditors, audited our consolidated financial statements included in our annual report on Form 10-KSB, as amended, for the year ended July 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.

    Olive LLP, independent auditors, audited the financial statements of Magnitude Network, Inc. included in our Form 8-K/A filed on October 17, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.

    Our financial statements are incorporated by reference in this prospectus in reliance on the above auditors's reports, given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    The following table sets forth the expenses incurred in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee and Nasdaq listing fee.

SEC registration fee	$1,995.30
Nasdaq listing fee	17,500.00
Transfer agent fee	500.00
Printing expenses	8,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	30,000.00
Blue sky fees and expenses, including legal fees	5,000.00
Miscellaneous	1,000.00
TOTAL	$113,995.30

Item 15. Indemnification of Directors and Officers.

Limitations on Directors' Liabilities under Nevada Law.

    The General Corporation Law of Nevada (the "GCL") permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. Article 11 of the Bylaws of Global Media.com (formerly known as Global Media Corp.) provides that:

    (a) to the full extent of Section 78.751 of the GCL, the Company shall indemnify all persons who may be indemnified pursuant thereto, and that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the GCL from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith; and

    (b) the Company shall pay any expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company; and

    (c) this right of indemnification is a contract right which may be enforced in any manner desired by such person, and is not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provisions of law or otherwise, as well as their rights under Article 11 of the Bylaws of GlobalMedia.com.

    Should the indemnified person be successful on the merits, Section 78.751 provides that such person shall be indemnified against expenses incurred by him. In a suit, action or proceeding against such person brought by or on behalf of the corporation in which such person was found to be liable to the corporation, any indemnification must be approved by the court in which such action is brought. Section 78.752 of the GCL empowers corporations to purchase and maintain insurance on behalf of an officer or director of the corporation against any liability, regardless of whether the corporation could indemnify such person against such liabilities.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit Number	Description
4.1	Form of specimen certificate for common stock.(1)
5.1	Legal Opinion Regarding Legality of the Securities Being Registered(2)
23.1	Consent of Arthur Andersen LLP(2)
23.2	Consent of Ernst & Young, LLP(2)
23.3	Consent of Olive LLP(2)
23.4	Consent of Dennis Brovarone, Esq. (contained in Exhibit 5.1)(2)
24	Power of Attorney
99.1	Asset Purchase Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.2	License Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.3	Non-Solicitation Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.4	Escrow Agreement, dated August 3, 2000, among GlobalMedia.com, Magnitude Network, Inc., and State Street Bank and Trust Company(3)
99.5	Common Stock Purchase Warrant, dated August 3, 2000, from GlobalMedia.com to Magnitude Network, Inc.(3)

(1)
Incorporated by reference to the Company's Form SB-2 Registration Statement filed on July 30, 1999.

(2)
To be filed by amendment.

(3)
Incorporated by reference to the Company's Form 8-K filed on August 18, 2000, as amended by Form 8-K/A filed on October 17, 2000.

Item 17. Undertakings.

Rule 415 Offerings.

    The undersigned registrant hereby undertakes:

    1.  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

      (iii) include any additional or changed material information on the plan of distribution.

    2.  That, for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    3.  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, as amended, GLOBALMEDIA.COM certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on December 15, 2000.

GLOBALMEDIA.COM
By	/s/ BARR POTTER
Name: Barr Potter Title: President and Chief Operating Officer

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 15, 2000:

Signature	Title

/s/ JEFFREY MANDELBAUM* Jeffrey Mandelbaum	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ BARR POTTER Barr Potter	Director, President and Chief Operating Officer
/s/ DALE BENNETT* Dale Bennett	Controller (Principal Accounting Officer)
/s/ MICHAEL METCALFE* Michael Metcalfe	Director
/s/ GARY SLAIGHT * Gary Slaight	Director
/s/ DAVID CORIAT* David Coriat	Director

*By	/s/ BARR POTTER Barr Potter, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of specimen certificate for common stock.(1)
5.1	Legal Opinion Regarding Legality of the Securities Being Registered(2)
23.1	Consent of Arthur Andersen LLP(2)
23.2	Consent of Ernst & Young, LLP(2)
23.3	Consent of Olive LLP(2)
23.4	Consent of Dennis Brovarone, Esq. (contained in Exhibit 5.1)(2)
24	Power of Attorney
99.1	Asset Purchase Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.2	License Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.3	Non-Solicitation Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.4	Escrow Agreement, dated August 3, 2000, among GlobalMedia.com, Magnitude Network, Inc., and State Street Bank and Trust Company(3)
99.5	Common Stock Purchase Warrant, dated August 3, 2000, from GlobalMedia.com to Magnitude Network, Inc.(3)

(1)
Incorporated by reference to the Company's Form SB-2 Registration Statement filed on July 30, 1999.

(2)
To be filed by amendment.

(3)
Incorporated by reference to the Company's Form 8-K filed on August 18, 2000, as amended by Form 8-K/A filed on October 17, 2000.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX